AMENDMENT ONE TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT ONE (“Amendment”) is effective July 1, 2012, and is between Reprints Desk, Inc., a Delaware corporation (the “Company”), Derycz Scientific, Inc., a Nevada Corporation (“Derycz”) and Scott Ahlberg, an individual residing at _________________________ (“Executive”).

WHEREAS, Company and Executive have entered into an Executive Employment Agreement, dated July 1, 2010 (the “Agreement”), and desire to amend the Agreement as described below.

1. Section 2(a) “Compensation and Benefits / Base Salary” is deleted in its entirety and replaced with the following:

2(a) Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of One Hundred and Sixty Five Thousand Dollars ($165,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

2. Section 2(b) “Compensation and Benefits / Commissions” is deleted in its entirety.

3. Except as expressly stated above, the Agreement remains in full force and effect in accordance with its terms. Unless otherwise stated in this Amendment each defined term herein shall have the same meaning ascribed to such term in the Agreement.

4. The terms and conditions of this Amendment are hereby incorporated into and made a part of the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

REPRINTS DESK, INC. and DERYCZ SCIENTIFIC, INC.

By: ____________________________________

Name: Alan Urban

Title: CFO

EXECUTIVE:

____________________________________

Name: Scott Ahlberg